Exhibit 99.1

KANBAY SELLS AUSTRALIAN SECURITY AND CONNECTIVITY SERVICE LINE

ROSEMONT, IL., June 9, 2005 — Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, announced today that it sold the assets of its security and connectivity service line in Australia to Loop Technology Pty Limited effective May 31, 2005.  The security and connectivity service line sells third party software licenses and provides support for those products.

“The security and connectivity service line, which was part of a broader acquisition, has not met our strategic expectations,” said Raymond Spencer, Chairman and Chief Executive Officer of Kanbay. “The products offered by the security and connectivity service line are sold at margins that are low relative to our core business.  The sale of the service line allows us to focus on our core business, realize some value for our investment and improve our operating metrics going forward.”

“The security and connectivity service line contributed approximately US$10 million in revenue and approximately a US$260,000 pre-tax loss to 2004 results,” said William Weissman, Chief Financial Officer of Kanbay.  “The disposal of this service line reduces our projected revenues for 2005 by approximately US$6 million but should increase full year EPS by approximately $0.01 per share.”

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 4,000 associates, Kanbay provides its services primarily to banks, credit service providers, insurance companies and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This press release contains statements relating to projections or future results.  These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of the date of this press release, and such forward-looking statements should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this press release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.